Commission File No. 0-21441

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by Registrant  [X]
Filed by a Party other than the Registrant [ ] Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ]      Confidential  for use of the  Commission  Only  (as  permitted  by Rule
         14a-6(e)(2))
[ ]      Definitive Proxy Statement
[X]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant toss.240.14a-12

                           MEDISYS TECHNOLOGIES, INC.
                (Name of Registrant as Specified in its Charter)

                           MEDISYS TECHNOLOGIES, INC.
                     (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(1)  and
         0-11.

         (1) Title of each class of securities to which transaction applies: n/a
         (2)      Aggregate number of securities to which  transaction  applies:
                  n/a
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): n/a.


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         (4)      Proposed maximum aggregate value of transaction:   n/a
         (5)      Total fee paid:  -0-
[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date filed:



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                     AN IMPORTANT ALERT TO OUR SHAREHOLDERS

                                  Introduction

Recently,  you may have  received  a  communication  from  "The  Medisys  Reform
Committee 2001, LLC," a newly-formed company owned by E. Carl Anderson ("Anderson"), William H. Morris ("Morris"), and Brett J. Phillips ("Phillips"), former directors of Medisys (the "Anderson-Morris Group"). The stated goals of the Anderson-Morris Group are, among other things, to change the management and policies of Medisys. You may receive solicitations from the Anderson-Morris Group in the future trying to obtain your proxy to elect their representatives to the board of directors of Medisys.

         IT IS OF CRITICAL IMPORTANCE THAT YOU ARE FULLY AND ACCURATELY INFORMED AS TO THE MATTERS WHICH ARE ADDRESSED AND THAT YOU DO NOT RETURN ANY PROXY CARD TO THEM WITHOUT HAVING A COMPLETE UNDERSTANDING.

The activities of the Anderson-Morris Group consist of the dissemination of material misrepresentations concerning Medisys and its management, effected for the following principal purposes:

         o To continue the harassment of, and retaliation against, Medisys, begun by their filing of a lawsuit against Medisys and its directors and former directors in Florida. The lawsuit was dismissed in April, 2001.

         o To attempt to prevent Medisys from continuing the prosecution of its lawsuit commenced in March, 2000, against Anderson, Morris, and Phillips, that seeks to rescind the issuance to them of more than 15,600,000 shares of common stock in connection with the acquisition by Medisys of the outstanding shares of Phillips Pharmatech Labs Inc.

The activities of the Anderson-Morris Group have materially and adversely affected the market price of Medisys common stock. In particular, these individuals have recklessly disclosed confidential Medisys documents and have exerted considerable efforts to create a negative atmosphere as to Medisys and its management.

In addition,  as further described in this letter, the Anderson-Morris  Group is
attempting   to  mislead   the  Medisys   stockholders.   In   particular,   the
Anderson-Morris Group has:

         o Intentionally used the "Medisys" trademark name in their materials and without our permission or consent in order to deceive you.

         o Intentionally failed to inform you that their Florida case against Medisys and others was dismissed on April, 10, 2001, three days prior to their initial letter to the Securities and Exchange Commission, based on a holding that their interests were adverse to the interests of the Medisys stockholders.

         o Intentionally failed to inform you of the history of commercial misrepresentations of two of its members, and

         o Intentionally failed to inform you in their letter regarding the criminal record of one of its members.


         For these reasons and those that follow, we believe that neither the Anderson-Morris Group nor their "Medisys Reform Committee 2001" represents the best interests of Medisys or its shareholders, and we urge you to (1) withhold your proxy from the Anderson-Morris Group and its deceptively named "Medisys Reform Committee 2001", and (2) support Medisys's nominees for directors at the May 9, 2001 annual meeting.


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What you need to know about the Anderson-Morris Group
and the "Medisys Reform Committee 2001"

         Anderson, Morris, and Phillips are former directors of Medisys, who are currently being sued by Medisys to recover the 15,600,000 common shares of Medisys received by these individuals in connection with the acquisition of Phillips Pharmatech Labs Inc., Medisys's subsidiary. They have been the subject of claims by, and orders of, governmental agencies concerning fraud and misrepresentations.

         The Anderson-Morris Group, the principals behind the purported "Medisys Reform Committee 2001", have failed to advise you in their letter of the following matters involving their past business and legal activities, which call into question their motives and fitness in their request for your proxy, such as:

         o They have used the "Medisys" trademark name in their materials without our permission or consent.

         o Anderson's arrest in July of 1990 on charges of a scheme to defraud arising out of the sale of suspected fake diet pills by Health Care Products, Inc., a company owned and operated in part by Anderson.

         o Anderson's deposition in January 2000 in an action in the U.S. District Court in Florida stating that Health Care Products, Inc. paid $1.3 million to the sheriff's office, the state attorney's office, and the "Victims Assistance Fund" as part of a settlement action based on the alleged sale of fake diet pills.

         o Anderson being required by the United States Postal Service in March 1989 to cease and desist from making false representations as to certain product claims.

         o Anderson, in a consent decree issued in a proceeding instituted in the State of Iowa, agreeing to cease marketing designated certain products and to refund money to customers.

         o Morris being required to pay $100,000 in 1995, as part of a Federal Trade Commission settlement with regard to false advertising claims.

         o Morris being permanently enjoined in November 1995 in a Federal Trade Commission proceeding from making claims as to certain health products and programs and related tests and research.

         o Morris consenting in 1991 to a permanent injunction brought by the State of Iowa with respect to the marketing of diet pills and requiring payment of $40,000 to that state's Consumer Education Fund.

         o Morris agreeing in 1991, pursuant to an Order of Assurance of Voluntary Compliance by the State of Missouri, to cease all advertising in such State as to weight loss products and to pay such State $3,500.

         o Phillips plea of nolo contendere in September 1997 to a misdemeanor battery charge and to a charge of contributing to the delinquency of a minor disclosed in the 13-D filing of Mr. Phillips.


              The Claims as to Alleged Mismanagement are Misleading

         Anderson, Morris, and Phillips fail to tell you that they were on the board of directors from December of 1998 through May of 2000 and affirmatively voted in favor of many of the actions which they now complain of.


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            Why the Claims of the Anderson-Morris Group in Soliciting
                            Your Proxy are Misleading

Use of "Medisys" Name: The Anderson Morris Group has used the "Medisys" trademark name in their materials without our permission or consent.

The Reasons for the Operating Loss: The increase in operating loss from 2000 over 1999 was principally a reflection of the lack of available resources in 1999 to execute the strategic plan of Medisys. More than 50 percent of the year 2000 loss consists of non-cash payments in the form of equity for services and manufacturing. The balance of the loss is largely attributable to a lack of adequate capital and the costs necessary to create a commercial stream for our products. The losses are neither massive nor unusual for a development stage company in the medical products industry.

The Dispomedic Transaction was Reasonable: The agreement with Dispomedic was approved by Anderson, Morris, and Phillips themselves, as directors, and was initially brought to the board when the Anderson-Morris Group owned 40 percent or more of the total issued and outstanding shares of Medisys; yet they raised no objections as either directors or shareholders. The agreement was entered into to secure a manufacturing capability for Medisys which had extremely limited resources. The terms of the agreement were discussed, evaluated and approved by all of the directors of the Company without dissent. Reference to an available alternative manufacturer prior to execution of the Dispomedic agreement is false. Medisys had no contact with such alternate source of manufacturing until long after the exclusive manufacturing agreement had been approved by the board of directors. It should be noted that the marketing rights granted to Dispomedic outside of North America were part of the approved agreement that all of the directors approved and were deemed largely immaterial since the United States is the only venue which has legislation mandating the conversion to safety needle products. Dispomedic has incentives pursuant to the contract to produce product over time at below $.11 per unit. The delay in the commercial sale of product until later in 2001 than hoped is the result of design changes, cost reduction issues and good manufacturing practice (GMP) validations not unusual in manufacturing any new medical product.

Disclosure of Proprietary Information: Anderson, Morris, and Phillips recklessly disclosed proprietary competitive information by leaking it from their Web site to the public, which has been harmful to Medisys both on a competitive basis as well as having a negative impact on the stock price. The United States Federal Magistrate in Florida ordered them to remove the contract from their Web site yet they continue to leak excerpts from the agreement out of context in a misleading and destructive manner. Please remember when you consider the fitness of those whom seek your vote that these gentlemen obtained the Dispomedic agreement as members of the board of directors of Medisys under an agreement and obligation of confidentiality and have breached that agreement and obligation of confidentiality for their own purposes without regard for how it might damage Medisys.

Their Contribution to the Bankruptcy of Phillips Pharmatech: Anderson, Morris, and Phillips were the directors and sole management of the Phillips Pharmatech Labs subsidiary during the period in which it incurred the substantial operating losses which resulted in its insolvency. Medisys's lawsuit against Anderson, Morris, Phillips, and others to recover the more than 15,600,000 shares paid for Phillips Pharmatech by Medisys is based in part on alleged misrepresentations and material omissions made by the former Phillips Pharmatech owners with respect to FDA and other regulatory issues, concealed litigation issues, undisclosed or misleading accounting issues, and other material acts and omissions.

Bonuses To Management Were Reasonable: The board of directors in August 1999 and again in November 1999 voted to issue to management an aggregate of 300,000 shares of common stock (at these dates the price of the stock was $0.22 and $0.13, respectively). Management had not been paid their salaries for services in 1998. In the November 1999 vote, both Morris and Phillips voted in favor of

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these  issuances to management.  The  Anderson-Morris  Group fails to state that
Anderson, Morris, and Phillips also received authorization for the issuance of a total of 300,000 shares on the same date because Morris made demand that half of those shares should have been issued in 1998 and that, therefore, they should receive them. In addition, 250,000 shares each were issued to Messrs. Sutherland and Frey pursuant to a mandatory renegotiation clause in their employment contracts. (The shares were redeemable by the Company at $0.10 - the equivalent of $25,000 - without giving effect to the discount resulting from the one year restriction on sale of such shares.) As to the $100,000 cash bonus for year 1999, it was recommended by the compensation committee of the board of directors, was agreed to by a majority of the board of directors and was paid in cash rather than in restricted shares despite the recommendations of Messrs. Sutherland and Frey that it be paid in shares in order to conserve cash.

Dilution: In December 1998, Medisys had 15.8 million shares outstanding. The largest contributor to the increase in the shares of Medisys outstanding to approximately 59,400,000 on March 31, 2000 was the issuance of over 15,600,000 shares to Anderson and his former wife, Marilyn Morris (wife of William H. Morris), and Phillips to acquire Phillips Pharmatech Labs. The additional increases to approximately 59.4 million were pursuant to proposals approved by the board of directors, including Anderson, Morris, and Phillips as directors - all were for cash, services, and to secure necessary contracts for Medisys. A further approximate 10% increase in outstanding shares has occurred since
Anderson, Morris, and Phillips failed to be-elected to the Board, in consideration for the receipt of $3 million in cash and for services rendered to Medisys.

Approval of Long-Term Debt: Anderson, Morris, and Phillips supported, and voted in favor of, the incurrence by Medisys of $2,000,000 of convertible debt, including the conversion terms and the associated equity line of credit, resulting in an infusion of $3,000,000 in cash which has financed the development of a sales team, a marketing organization, the manufacturing of product, research and development, and all other aspects of Medisys's business operations. Moreover, the provision for the adjustment of the conversion price based on a discount to market is not unusual for securing financing for a company of the size and with the limited financial resources of Medisys. (The decline in the market price is the only reason that the conversion rate has become an issue.) The current balance on the debenture is less than $1.1 million, a reduction of almost 50% over the last year. Medisys has engaged a reputable investment banking firm as part of its continuing financing plan, which will include measures for satisfying or refinancing the current long-term debenture.

 The Proposed "Solutions" of the Anderson-Morris Group and their "Medisys Reform
                    Committee 2001" are Untimely and Improper

The ability of Medisys to grow and to obtain appropriate financing continues to depend on its ability to attract and retain qualified managerial personnel. To this end, the board of directors has added in the past six months three independent and highly qualified outside directors. Messrs. Rich Reisner, Paul Ray, and Dr. Bruce Morra all have impressive credentials as executives in medical products companies and have been successful in securing a credible investment banking relationship for Medisys, implementing audit procedures and improving operational processes and systems. The Anderson-Morris Group's proposals are untimely and not proper considerations for shareholders under the laws of the State of Utah. For example, its insistence that the board of directors not include a chief executive officer or other key executive officers would impede the ability of the board of directors to fulfill its fiduciary obligations to manage the affairs and operations of Medisys.

         Further, in the event that the director-nominees advanced by the Anderson-Morris Group should be elected, Medisys believes that they will most assuredly cause the litigation commenced by Medisys against Anderson, Morris and Phillips to be discontinued, depriving Medisys and its shareholders of the rightful return of the 15,600,000 shares of Medisys common stock issued to these individuals and others.


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                               What Happens Next?

         You will receive a proxy statement and form of proxy card from Medisys asking you to appoint one or more of the present directors to vote for you at the annual meeting. That proxy will be WHITE. PLEASE SIGN AND DATE THE WHITE PROXY CARD AND RETURN IT TO THE COMPANY.

         You may also receive a similar request from the so-called "Medisys Reform Committee 2001."

         Please do not sign or return the "Reform Committee" proxy to anyone. They have used the name Medisys to confuse you. If you have questions, please call Lisa Landry of Medisys at (225) 343-8022. UNDER NO CIRCUMSTANCES RETURN THE "REFORM COMMITTEE" PROXY CARD TO ANYONE. Do not be deceived. We urge you to read the full disclosure in our proxy statement and to vote for the current management of Medisys.

                       We Need Your Support and Your Vote

         We are sending our definitive proxy statement in which we will formally propose our nominations to the board of directors and solicit your proxy to elect these nominees. Our proxy statement is available and you may obtain it free of charge from the Securities and Exchange Commission's Web site at http:/www.sec.gov or at our Web site at medisystech.com.

         Shareholders should contact Lisa Landry by e-mail at mysir@aol.com or by phone at (225) 343-8022 for assistance with their proxies.


                                       Sincerely yours


                                       Medisys Management and Directors


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